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                                                                   EXHIBIT 10.15

                              CONSULTING AGREEMENT

         This Consulting Agreement is effective as of the September 1, 2003, by and between M-Wave, Inc., a Delaware corporation, ("M-Wave"), and Credit Support International, LLC, a Texas limited liability company ("Consultant").

                              W I T N E S S E T H:

         WHEREAS, M-Wave has requested that Consultant provide assistance and consultation in certain strategic areas of its business, including, but not limited to, assistance in the development and implementation of a strategic business restructuring plan, augmentation of management skills, consultation with the Board of Directors of M-Wave on various matters, and the negotiation of additional debt and equity investments in M-Wave; and,

         WHEREAS, Consultant is willing to provide such services to M-Wave upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the adequacy, sufficiency and receipt of which are hereby acknowledged, M-Wave and Consultant hereby agree as follows:

         1.       Term. The term of this Agreement shall be for a period of one
(1) year commencing on September 1, 2003 ("Term").

         2.       Termination.

                  a. Either party may terminate this Agreement, without cause, upon delivery to the other party of at least sixty (60) days written notice thereof ("Notice Period"), and, thereafter, this Agreement shall be deemed terminated upon the expiration of said Notice Period. In the event that this Agreement is terminated by M-Wave without cause, M-Wave shall, within ten (10) days of the effective date of such termination, pay to Consultant a termination fee equal to the sum of Ninety-Six Thousand Dollars ($96,000.00) reduced, but not below zero, by the amount of all Base Fees (as such term is defined in Section 5(a) below) paid by M-Wave to Consultant under this Agreement.

                  b. Either party may terminate this Agreement for "Cause" as defined below, upon delivery to the other party of written notice thereof, which notice shall state the basis under which Cause exists. In event of a termination of this Agreement for Cause, M-Wave shall pay to Consultant all fees and reimbursements though the termination of this Agreement.

                  c. For the purpose of this Section 2, "Cause" shall mean the occurrence of any of the following: (i) conviction of Consultant or of Gerald M. Mayer (the provider of Consultant's services hereunder as contemplated by Section 4 below) of any felony or other crime involving dishonesty, fraud or moral turpitude; (ii) the Consultant's habitual neglect of its duties hereunder, after written notice thereof is delivered to Consultant, and the

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         provision of a reasonable opportunity to cure same; or (iii) a material breach of this Agreement by either party hereto. Cause shall not mean with respect to the acts or omissions of Consultant any of the following:

                           (1) bad judgment or negligence other than habitual neglect of duty; or

                           (2) any act or omission believed by Consultant in good faith to have been in or not opposed to the interest of M-Wave, any parent or subsidiary of M-Wave or any successor to M-Wave (without intent of Consultant to gain therefrom, directly or indirectly, a profit to which it was not legally entitled); or

                           (3) any act or omission in respect of which a determination could properly have been made by the Board of Directors of M-Wave or any parent or subsidiary of M-Wave, that the Consultant met the applicable standard of conduct for indemnification or reimbursement as applicable to officers and directors under the bylaws or the laws and regulations under which such company is governed, in each case in effect at the time of such act or omission.

         3. Services. During the Term, Consultant hereby agrees to provide M-Wave with the following services ("Consulting Services"):

                  a. Assist in the development and execution of a turnaround business strategy for M-Wave, approved by its Board of Directors.

                  b. Evaluate M-Wave's present operating, financial, strategic planning, and going concern issues in order to recommend a staged and prioritized turnaround/restructuring plan or, if appropriate in the view of Consultant, an orderly liquidation to M-Wave's Board of Directors and management for consideration, including, but not limited to, divestiture, sale, merger, strategic alliance, or other device.

                  c. Provide oversight in the development and implementation of the M-Wave business plan being prepared by M-Wave's management team. This shall include evaluation of potential diversification, both internal and external to M-Wave, and the evaluation of potential mergers, joint ventures or other business alliances.

                  d. Utilization of personal and business contacts to further M-Wave's business objectives, both in terms of its business opportunities (including new sales), as well as financing activities, in accordance with its present and changing business models.

                  e. Provide counsel to the Board of Directors regarding committees, internal and external reporting procedures, evaluation, guidance and oversight of the management team.

                  f. Evaluate outside service provider firms recommended to Board of Directors or Audit Committee, including public accounting firms, law firms, public relations firms, investment bankers and investment research firms.

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                  g.       Provide assistance and recommend structural changes
         to the Board of Directors, including, but not limited to, member deletions and additions.

                  h. Serve in an ombudsman capacity to receive confidential information from any party, inside or outside M-Wave, wherein conflicts of interest, threats, or improper conduct may adversely impact M-Wave.

                  i. Consult on compliance with NASDAQ and Securities and Exchange Commission rules and regulations and compliance with the Sarbanes-Oxley Act of 2003 and the rules thereunder.

                  j. Assist M-Wave in obtaining debt financing and/or equity investments.

                  k. Negotiate with delinquent trade vendors and develop alternative repayment plans.

                  l. Analyze and assist in development of a "zero-based" budget, and assist in achieving a zero or minimal cash burn.

         4. Performance of Services. Except as may otherwise be approved by M-Wave in writing, Consultant shall cause all consulting services set forth hereunder to be performed by Gerald M. Mayer ("Mayer"). Consultant's services shall be performed at M-Wave's offices located in West Chicago, Illinois, New York, New York, East Stroudsburg, Pennsylvania, or at such other location(s) as the Board of Directors of M-Wave shall reasonably designate upon proper notice. It is anticipated that Consultant's services shall require that Consultant devote at least forty (40) hours per week to its obligations hereunder. Notwithstanding the foregoing, M-Wave acknowledges and agrees that Mayer may perform duties on behalf of Consultant which do not relate to M-Wave, provided same do not materially interfere with the services to be provided by Consultant pursuant hereto. Consultant shall report directly to the Board of Directors of M-Wave.

         5. Compensation, Bonuses, and Stock Options. In consideration of the Consulting Services rendered by Consultant to M-Wave pursuant to this Agreement, M-Wave shall pay to Consultant compensation as follows:

                  a. Base Fees. M-Wave shall pay to Consultant a monthly fee ("Base Fee") of Twelve Thousand Dollars ($12,000.00). The Base Fee shall be payable in advance and in twice monthly installments of Six Thousand Dollars ($6,000.00) each, such payments being paid on the 1st and 15th day of each calendar month during the Term. The Base Fee may be periodically adjusted upward based on Consultant's performance upon the approval of the Compensation Committee of the Board of Directors of M-Wave.

                  b. Bonus Fees. In addition to the Base Fee, M-Wave shall pay to Consultant, additional cash compensation ("Bonus Fee") equal to fifty percent (50%) of the Base Fee each month during the Term after all of the following events have occurred (inclusive of the

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         month the last of the following occurs): (i) M-Wave generates positive earnings before interest, taxes, depreciation and amortization ("EBITDA") in accordance with generally accepted accounting principles consistently applied (without regard to receipt of tax refunds or proceeds of sale of property outside the ordinary course of business) for two (2) consecutive months (but in any case not earlier than the third month after the effective date of this Agreement); (ii) M-Wave makes payment of all its obligations to Bank One; (iii) M-Wave closes upon the sale of its former manufacturing plant and adjacent vacant land located in Bensenville, Illinois; (iv) M-Wave receives any tax refund due from the State of Illinois for the tax year ended in 2002; and (v) M-Wave secures a line of credit in the minimum amount of One Million Five Hundred Thousand Dollars ($1,500,000), which line of credit may be secured by some or all of the assets of M-Wave. .

                  c. Success Fee. M-Wave shall also pay to Consultant a fee ("Success Fee") for any completed transactions described below (each a "Qualifying Transaction") in which Consultant either (i) procures or introduces the transaction participant to M-Wave or (ii) participates in the negotiating of such transaction. The Success Fee shall be based on the entire transaction value (including all debt, cash and/or equity) of a Qualifying Transaction, as set forth below:

                           (1) Two percent (2%) of the maximum principal loan amount available under any loan, debt, line of credit, or other credit facility (either term or revolving) in which the lender thereof is granted a senior secured position in some or all of M-Wave's assets and/or equipment.

                           (2) Three percent (3%) of the maximum principal loan amount available under any loan, debt, line of credit or other credit facility (either term or revolving) in which the lender thereof is granted a subordinated security interest in some or all of the assets and/or equipment of M-Wave, including, but not limited to, subordinated debt, mezzanine debt or "Tranche B" debt.

                           (3) Four percent (4%) of the total gross consideration received by M-Wave in any private placement of shares of M-Wave's stock (either common or preferred), without reduction for any deal fees and expenses.

                           (4) Except for the Strategic Operating Alliance with American Standard Circuits, three percent (3%) of the gross sales price, economic value or total consideration, without reduction for any deal fees or expenses, with respect to any of the following: (i) any sale of all or a material portion of M-Wave's assets outside the ordinary course of business; (ii) any going private transaction; (iii) the merger of M-Wave with any other entity; or (iv) the acquisition by M-Wave of any other entity.

         M-Wave and Consultant shall agree upon the amount of the Success Fee, or the methodology for quantifying the Success Fee, with respect to each potential Qualifying Transaction prior to the initiation of discussions with a potential transaction participant or as soon as practicable thereafter. The Success Fee shall be paid by M-Wave to Consultant at the closing of the Qualifying Transaction. Upon receipt of a written request therefor, M-

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         wave shall direct a transaction participant to hold in escrow a sum equal to the Success Fee and to pay such escrowed sum directly to Consultant. The Success Fee shall be paid to Consultant for any Qualifying Transaction that is consummated subsequent to the expiration or earlier termination of this Agreement.

                  d. Stock Options. Promptly upon execution of this Consulting Agreement, M-Wave shall grant to Mayer stock options for the purchase of One Hundred Forty Four Thousand (144,000) shares of M-Wave common stock ("Stock Options") in the form as shall be agreed to by M-Wave and Consultant. Such grant of Stock Options shall provide for the following terms:

                           (1) The Stock Options shall vest at a rate equal to Twelve Thousand (12,000) Options per complete calendar month that this Agreement is in effect; provided, however, that no Stock Options shall vest with respect to any month in which a Bonus Fee is paid, and the Stock Options which do not vest as a result of this Paragraph shall be terminated and null and void (the "Terminated Options").

                           (2) The exercise price ("Stock Option Exercise Price") of each Stock Option shall be the average closing price of M-Wave's common stock as reported on the NASDAQ Small Cap Market for the twenty (20) trading days immediately prior to the date of the grant of such Stock Options.

                           (3) Vested Stock Options may be exercised, in one lump sum or from time-to-time, at any time on or prior to the fifth (5th) anniversary of the grant thereof.

                           (4) In the event that during the Term, M-Wave is no longer subject to the periodic reporting provisions of the Securities Exchange Act of 1934, as a result of a "going private" transaction or other transaction approved by the Board of Directors and its shareholders (if necessary under applicable law), then within thirty (30) days of the occurrence of such event, M-Wave shall issue to Mayer, in exchange for his Stock Options (whether or not vested), the number of shares of M-Wave common stock determined by multiplying:

                           (i) the total number of shares of M-Wave common stock either outstanding or reserved for issuance upon the exercise or conversion of options or rights to acquire such shares at an exercise price or conversion price which is less than the "The Stock Option Exercise Price" times

                           (ii) two and one-half (2.5%) percent times

                           (iii) a fraction, the denominator of which is one-hundred-forty-four thousand (144,000), and the numerator of which is one-hundred-forty-four thousand (144,0000) less the number of Terminated Options.

                  Mayer shall be granted such shares in exchange for the outstanding Stock Options and without payment of any additional consideration. M-Wave shall promptly issue

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                  to Mayer a stock certificate representing such shares bearing an appropriate restrictive legend that such shares have not been registered for sale under the Securities Act of 1933. The shares so issued shall be deemed fully paid and non-assessable.

                  6. Fees, Allowances and Expense Reimbursement. M-Wave shall pay Consultant the following fees, allowances and expense reimbursements:

                  a. An annual health care coverage allowance in the amount of Three Thousand Six Hundred Dollars ($3,600.00), payable in twelve (12) equal monthly payments, with the first such monthly payment being due and payable upon execution hereof and the remaining eleven
         (11) monthly payments being due and payable on the first day of each calendar month thereafter.

                  b. A monthly travel and housing allowance in the amount of Two Thousand Eight Hundred Dollars ($2,800.00), payable in advance on the first day of each calendar month during the Term, with the first such monthly payment being due and payable upon the execution hereof.

                  c. Reimbursement of the all out of pocket expenses incurred by Consultant for any professional liability insurance, directors and officers insurance, or bonding costs reasonably determined by Consultant to be required in the performance of Consultant's duties hereunder in accordance with past practices. M-Wave shall promptly reimburse Consultant for such expenses upon receipt of invoice therefor.

                  d. Reimbursement of legal fees incurred by Consultant in negotiating this Agreement and the performance of Consultant's duties pursuant hereto in the amount not to exceed Two Thousand Five Hundred Dollars ($2,500.00) during the Term. M-Wave shall promptly reimburse Consultant for such fees upon receipt of an invoice therefor.

                  e. Reimbursement of any other fees and expenses as shall be incurred by Consultant in the performance of its duties hereunder, which expenses have been approved by M-Wave. M-Wave shall promptly reimburse Consultant for such fees upon receipt of invoice therefor.

         7. Put Option. M-Wave hereby grants to Mayer the following put option ("Put Option"):

                  a. In the event the Stock Options are exchanged for shares of M-Wave's common stock ("Conversion Shares") pursuant to Subparagraph 5(d)(4) above, Mayer shall have an option (on one occasion) to require M-Wave to acquire up to all the Conversion Shares on the terms set forth below. The Put Option granted in this Section 7(a) may be exercised by Mayer at any time on or before the fifth anniversary of the date of issuance to him of the Stock Options, by delivery of a written notice thereof to M-Wave. If Mayer so exercises such option, M-Wave shall be obligated to purchase each such Conversion Share at a per share price equal to the quotient derived by (i) the product of the M-Wave's

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         earnings before interest, taxes, depreciation and amortization
         (determined in accordance with generally accepted accounting principles consistently applied) for the twelve (12) month period ending on the last day of the last complete calendar quarter immediately preceding the date on which such option is exercised, multiplied by four (4), and divided by (ii) the number of shares of the common stock of M-Wave issued and outstanding on the date of exercise of the Put Option. ("Conversion Option Price"). The Conversion Option Price shall be paid to Mayer in accordance with Paragraph 7(b) below.

                  b. M-Wave shall pay to Mayer the Conversion Option Price, as applicable, in twelve (12) equal monthly installments of principal and interest, with interest accruing at a rate equal to the applicable federal rate for short term obligations as in effect on the date of exercise of the applicable Put Option, as such rate is determined by the Internal Revenue Service. The first such payment shall be due on the first day of the first month following the month in which such option is exercised, with additional payments being due on the first day of each subsequent month until paid in full.

         8. Confidential Information. Consultant and M-Wave agree that any information received by such party, and its respective, officers, directors, members, employees and agents (collectively, the "Receiving Party"), which was provided by the other party, or its respective, officers, directors, members, employees and agents (collectively, the "Disclosing Party") and which concerns the personal, financial, business plans, legal or other affairs of the Disclosing Party and which is not readily available to the general public ("Confidential Information"), will be treated by the Receiving Party as fully confidential; and, except as may be required in the performance of the Receiving Party's duties and obligations herein provided, the Receiving Party covenants and agrees not to disclose such Confidential Information to any other persons, firms or organizations without the expressed written permission of the Disclosing Party.

         9. Indemnification. M-Wave shall indemnify, defend and hold harmless Consultant, and its members, employees and agents (collectively, the "Indemnitee") from and against any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative to which an Indemnitee is made a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was a acting as an advisor to the Board of Directors of M-Wave, or as a director, officer or agent of M-Wave, or any subsidiary of M-Wave, or is or was serving or at any time serves at the request of M-Wave as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against any and all expenses (including, without limitation, attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with such action, suit or proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of M-Wave, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of M-Wave, or, with respect to any criminal action or proceeding, that Indemnitee had reasonable cause to believe that Indemnitee's conduct was unlawful.

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         10.      Independent Contractor. It is specifically agreed and
understood that in performing the services herein specified, Consultant and its employees are acting as an independent contractor and not as an agent or employee of M-Wave. Further, nothing contained in this Agreement shall be construed to create the relationship of principal and agent, partnership, joint venture or any other relationship between the parties hereto other than the relationship of independent contractors.

         11. Governing Law. This Agreement shall be governed and controlled by the laws of the state of Illinois as to interpretation, enforcement, validity, construction, and effect and in all other respects.

         12. Notices. Any notices relating to this Agreement shall be given in writing and shall be deemed sufficiently given, served, and received for all purposes upon the first to occur of actual receipt or delivery by generally recognized overnight courier service or by fax or three (3) days after deposit in the United States Mail, certified or registered, return receipt requested, with postage prepaid, addressed as follows:

                  If to M-Wave:                       If to Consultant:
                  475 Industrial Drive                904 Thornberry Court
                  West Chicago, IL 60185              East Stroudsburg, PA 18301

or at such other address(es) as shall be designated by either party in writing and delivered to the other party hereto.

         13. Successors and Assigns. Neither party may assign this Agreement without the express written consent of the other party. Notwithstanding the foregoing, Consultant may assign this Agreement to Mayer without the prior consent of M-Wave. This Agreement shall be binding upon and the benefits thereof, shall inure to the parties hereto and their respective legal representatives, heirs, successors, and assigns.

         14.      Dispute Resolution Provisions.

                  a. Informal Resolution. If any dispute arises out of this Agreement, the parties shall promptly notify one another of the dispute and/or any alleged breach of this Agreement or default of this Agreement in writing. Each party shall promptly designate a representative to resolve the dispute. The representatives shall meet within ten (10) days following the first receipt by a party of such written notice and shall attempt to resolve the dispute within fifteen
         (15) days of the meeting. Disputes that are not resolved by a meeting of the representatives shall be submitted with the consent of both parties to a mediation process. If mediation is mutually acceptable, the parties will, within twenty (20) days of agreeing to mediate, select a mediator for the purposes of resolving the dispute.

                  b. Arbitration. Any matter not resolved by designated representatives or by the mutually agreed upon mediation process shall be resolved by binding arbitration before a single arbitrator in Chicago, Illinois, in accordance with the commercial rules of the American Arbitration Association then in effect, and judgment on the arbitration award may

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         be entered in any court having jurisdiction. Either party may submit any dispute to arbitration hereunder within thirty (30) days after the end of the negotiation period referenced above or an unsuccessful mediation. The parties shall select the arbitrator within thirty (30) days thereafter and shall instruct the arbitrator to render a determination of the matter within thirty (30) days after the date of submission to arbitration. The procedures specified in this paragraph shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other injunctive judicial relief in a court of competent jurisdiction, if, in the judgment of that party, such action is necessary to avoid irreparable damage. Despite the initiation of any such judicial proceedings, the parties will continue to participate in good faith in the procedures specified in this paragraph. The arbitrator's fee shall be shared equally between Consultant and M-Wave. The arbitrator shall have the authority to award reasonable attorneys' fees and expenses to the prevailing party, including fees and expenses incurred in the arbitration or in any litigation concerning the dispute, including but not limited to litigation to compel arbitration or stay court proceedings. In the absence of such an award, attorneys' fees and expenses shall be borne by the party engaging such attorney or incurring such expenses.

         15. Joint Drafting. Each of the parties hereto has joined in and contributed to drafting this Agreement; there shall be no presumption favoring or burdening any one or more parties hereto based upon draftsmanship.

         16. Survival. The provisions of Sections 5, 7, 8, 9, and 14 shall survive the expiration or early termination of this Agreement.

         17. Entire Agreement. This Agreement constitutes the entire agreement between the parties and shall be deemed to supersede and cancel any other agreement between the parties relating to the transactions contemplated in this agreement. None of the previous and contemporaneous negotiations, preliminary drafts, or previous versions of this agreement leading up to its execution and not set forth in this Agreement shall be used by any of the parties to construe or affect the validity of this Agreement. Each party acknowledges that no representation, inducement, or condition not set forth in this Agreement has been made or relied on by either party.

         IN WITNESS WHEREOF, M-Wave and Consultant have caused this Agreement to be executed by its duly authorized member, officer or agent as of the day and year first above written.

M-Wave:                                        Consultant:

M-Wave, Inc.                                   Credit Support International, LLC

By: _______________________________            By: _____________________________
       Joseph A. Turek                                Gerald M. Mayer
       Its: Chairman of the Board                     Its: Manager

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